Exhibit 99.1
American Financial Group, Inc. Announces
Fourth Quarter and Full Year 2010 Results
•	Adjusted book value per share $37.54; growth of 14% in 2010 and 39% since 12/31/07
•	Twelve months core net operating earnings $3.92 per share
•	Repurchased 2.9 million shares during the fourth quarter (average price $31.39 per share)
•	Full year 2011 core net operating earnings guidance of $3.30 — $3.70 per share
Cincinnati, Ohio — February 3, 2011 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $133 million ($1.23 per share) for the 2010 fourth quarter, compared to $161 million ($1.38 per share) reported for the 2009 fourth quarter. Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, increased by $1.55 to $37.54 per share during the quarter. Net earnings attributable to shareholders for the twelve month period were $479 million ($4.33 per share), compared to $519 million ($4.45 per share) in the comparable 2009 period. These results reflect after-tax net realized gains of $22 million and $46 million in the 2010 fourth quarter and full year, respectively, compared to after-tax net realized gains of $40 million and $26 million in the comparable 2009 periods.
Core net operating earnings were $111 million ($1.03 per share) for the 2010 fourth quarter compared to $121 million ($1.04 per share) in the 2009 fourth quarter. Improved results in the annuity and supplemental insurance group were more than offset by lower underwriting profit and lower investment income in our specialty property and casualty (“P&C”) insurance operations. Core net operating earnings were $433 million ($3.92 per share) for the full year in 2010, down from the record $493 million ($4.23 per share) reported for 2009. Core net operating earnings for 2010 and 2009 generated returns on equity of 11% and 14%, respectively.
During the fourth quarter of 2010, AFG repurchased 2.9 million shares of common stock at an average price per share of $31.39.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2010	2009	2010	2009
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$111	$121	$433	$493

Realized gains	22	40	46	26

Net earnings attributable to shareholders	$133	$161	$479	$519

Components of Earnings Per Share:
Core net operating earnings	$1.03	$1.04	$3.92	$4.23

Realized gains	.20	.34	.41	.22

Diluted Earnings Per Share	$1.23	$1.38	$4.33	$4.45

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “AFG continued to produce strong core net operating earnings in the fourth quarter of 2010. Throughout the year, our teams have executed well and demonstrated the discipline and agility that are foundational elements of our business philosophy. We thank God and our management team for our success in navigating the challenging business and economic uncertainties of the last few years.
“We continue to evaluate effective ways to deploy our excess capital to achieve appropriate returns on shareholders’ equity. During 2010, AFG repurchased 10.3 million shares of its common stock at an average price of $28.46 per share. Growth in AFG’s book value per share is a key strategic benchmark in measuring value creation for our shareholders. Since the end of 2007, AFG has grown its book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, by 39%.
“We have established core net operating earnings guidance for 2011 to be between $3.30 and $3.70 per share. As has been our practice, this guidance excludes realized gains and losses, as well other significant items that may not be indicative of ongoing operations.”
Business Segment Results
The P&C specialty insurance operations generated strong underwriting profit for the 2010 fourth quarter and full year of $94 million and $308 million, respectively. Comparable results in 2009 were $98 million and $424 million, respectively. The fourth quarter combined ratio was 86%, two points higher than the 2009 fourth quarter, and 88% for the full year 2010, a six point increase over 2009. Results for the 2010 fourth quarter include $48 million (7 points) in favorable development compared to $17 million (3 points) of unfavorable development in 2009. Full year favorable development was $170 million in 2010 (7 points) compared with $205 million (8 points) in 2009. Catastrophe losses were $49 million in 2010 compared to $18 million in 2009.
Gross and net written premiums were up 5% and 9%, respectively, in the 2010 fourth quarter compared to the same quarter a year earlier due primarily to increased premiums from the third quarter 2010 acquisition of Vanliner Insurance Group by National Interstate Corporation and higher crop commodity prices. Full year 2010 gross written premiums were down 5% while net written premiums were up 4% from amounts reported in 2009. Lower spring commodity prices impacted our gross written premium, while decreased cessions under our crop insurance quota share were the primary reason for the increase in net written premiums.
The Property and Transportation group reported an underwriting profit of $59 million in the 2010 fourth quarter compared to $115 million in the same 2009 period. The 2010 full year underwriting profit was $140 million, 41% below 2009. Favorable crop yields contributed to strong results in our crop operations for the quarter and full year; however, these results were lower than the record profitability of these operations in 2009. Catastrophe losses for this group were $39 million in 2010 compared to $7 million in 2009. Almost all of our property and transportation businesses reported solid underwriting profits. Higher wheat prices and additional premium from the Vanliner acquisition contributed to higher gross and net written premium in this group during the fourth quarter of 2010. Gross written premiums for 2010 were impacted by lower spring commodity prices, while net written premiums were higher, as we returned to historical lower levels of cessions under our crop reinsurance agreement.
The Specialty Casualty group reported an underwriting profit of $19 million in the 2010 fourth quarter compared to an underwriting loss of $43 million in the comparable 2009 period. The primary cause of the difference was adverse development in Marketform’s Italian medical malpractice reserves in 2009. Full year underwriting profit in 2010 was $47 million, 25% lower than the prior year. The decrease in 2010 results were primarily due to lower underwriting profits in our California Workers’ Compensation business and lower favorable development in our general liability reserves.

These decreases were offset somewhat by improved results in our executive liability and excess and surplus operations. The majority of businesses in this group produced excellent underwriting profit margins. Declines in gross and net written premiums for the 2010 fourth quarter and full year are primarily attributable to competitive market conditions in the excess and surplus markets and California workers’ compensation businesses, as well as volume reductions resulting from decreased demand for general liability coverages in the homebuilders market. Growth in gross written premiums in our Marketform and environmental operations partially offset these declines. Increased retentions in our executive liability operations helped to offset decreases in net written premiums for this group.
The Specialty Financial group reported an underwriting profit of $22 million for the fourth quarter of 2010, compared to $38 million for the same period a year ago. Underwriting profit for the 2010 full year was $112 million, compared to $134 million in 2009. Lower favorable development in the fourth quarter of 2010, particularly in our lease and loan operations and run-off Residual Value Insurance (“RVI”) operations, contributed to these declines. The remaining leases associated with the RVI business are de minimus. All other businesses in this group produced excellent underwriting profit margins. Gross written premiums for the 2010 fourth quarter and full year were lower, primarily the result of AFG’s exit from certain automotive-related lines of business. Net written premiums for the 2010 full year were impacted by a 2010 third quarter reinsurance transaction related to the sale of unearned premiums associated with certain automotive-related lines of business. This reinsurance agreement decreased net written premiums by approximately $100 million.
Carl Lindner III stated: “Our P&C Group produced strong underwriting results in the fourth quarter and full year of 2010 in spite of continued soft market conditions and higher catastrophe losses. We experienced favorable reserve development in most of our businesses. We believe that our success underscores the value of our specialized insurance businesses, the depth and breadth of our specialty insurance expertise and the strength of the Great American Insurance Group brand.
Looking ahead to 2011, we expect to produce strong underwriting profits, and forecast an overall calendar year combined ratio in the 88% to 92% range. We will keep our focus on maintaining adequate rates. Our objective is to achieve a flat to slight increase in the Specialty Groups’ overall average renewal rates in 2011, and we expect our specialty P&C net written premiums to be up 7% to 11% as a result of stronger crop prices and the assimilation of Vanliner.”
Annuity and Supplemental Insurance Core Results
The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $48 million for the 2010 fourth quarter, a $13 million increase from the comparable 2009 period. This increase reflects wider spreads and higher growth in our fixed annuity operations, as well as lower expenses.
Results for the 2010 fourth quarter included a $25 million pre-tax charge related primarily to the write-off of deferred acquisition costs (“DAC”) in our fixed annuity business. This charge was recorded in connection with our review of major actuarial assumptions. Factors contributing to the write-off include management’s expectation of lower reinvestment rates in the future and changes in future annuitization assumptions, partially offset by the impact of expense reductions. Results for the same period in 2009 included a pre-tax $13 million DAC write-off that was also related primarily to the fixed annuity business.
Full year 2010 core operating earnings before income taxes of $196 million were $34 million higher than the prior year. Expense savings and improved results in our fixed annuity and supplemental businesses contributed to these results, which were offset somewhat by lower earnings in our variable annuity business.

Statutory premiums of $728 million and $2.7 billion in the 2010 fourth quarter and full year were 61% and 46% higher, respectively, than the comparable periods in 2009. These results are largely attributable to increased sales of single premium annuities sold through banks and sales of indexed annuities. AFG continues to experience strong persistency in its annuity businesses.
We expect 2011 full year core pre-tax operating earnings in our Annuity and Supplemental Insurance Group to be 15-20% higher than in 2010.
Investments
At December 31, 2010, unrealized gains on fixed maturities were $326 million, after tax, after DAC, an increase of $278 million since year end 2009. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
The continued runoff and disposition of securities in the non-agency residential mortgage-backed securities (“RMBS”) portfolio, as well as generally lower reinvestment rates will likely result in continued pressure on investment income. We estimate that 2011 investment income in AFG’s P&C segment will be approximately 10% lower than in 2010. Given the growth expected in 2011 in the annuity and supplemental insurance business, this segment’s investment income is expected to exceed that of the current year.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.
About American Financial Group, Inc.
American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities and a variety of supplemental insurance products such as Medicare supplement. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.
Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.
The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The company will hold a conference call to discuss the 2010 fourth quarter and full year earnings at 11:30 am (ET) tomorrow, February 4, 2011. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 35815276. Please dial in five to ten minutes prior to the scheduled start time of the call.
A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 pm (ET) on February 4, 2011 until 11:59 pm on February 11, 2011. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the Conference ID 35815276. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link within the Investor Relations section.
New York Society of Security Analysts Annual Insurance Industry Conference
Carl H. Lindner III, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the New York Society of Security Analysts (NYSSA) Annual Insurance Industry Conference being held at NYSSA headquarters in New York City, on Monday, February 7, 2011 at 9:50 am (ET). Their presentation will be broadcast live over the Internet via a Webcast link within the Investor Relations section of AFG’s website, www.AFGinc.com. To access the link directly, click:
http://investor.shareholder.com/media/eventdetail.cfm?eventid=91345&CompanyID=ABEA-5PDKFQ&e=1 &mediaKey=97495CCC4A4DCBA2FC6FE7D654F142E3
A replay of the broadcast will be available for 30 days at the same website approximately 2 hours after the presentation.

Bank of America Merrill Lynch 2011 Insurance Conference
Carl H. Lindner III, Co-Chief Executive Officer, and Keith A. Jensen, Senior Vice President and chief financial officer, will make a company presentation at the Bank of America Merrill Lynch 2011 Insurance Conference being held at The New York Palace, on Tuesday, February 15, 2011 at 4:20 pm (ET). Their presentation will be broadcast live over the Internet via a Webcast link within the Investor Relations section of AFG’s website, www.AFGinc.com. To access the link directly, click:
https://www.veracast.com/webcasts/baml/insurance2011/id53503670.cfm
A replay of the broadcast will be available for 14 days at the same website approximately 2 hours after the presentation.

Contact:	Diane P. Weidner	Web Sites:
	Assistant Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com
www.GAFRI.com
-o0o-
(Financial summaries follow)
This earnings release and additional Financial and Investment Supplements are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
P&C insurance premiums	$663	$603	$2,550	$2,412
Life, accident & health premiums	111	113	451	444
Investment income	306	300	1,191	1,200
Realized gains (losses) on:
Securities	29	60	101	43
Subsidiaries	9	—	(13)	(5)
Income (loss) of managed investment entities:
Investment income	25	—	93	—
Loss on change in fair value of assets/liabilities	(26)	—	(70)	—
Other income	39	49	194	226

	1,156	1,125	4,497	4,320

Costs and expenses
P&C insurance losses & expenses	569	506	2,254	1,995
Annuity, life, accident & health benefits and expenses	274	256	1,043	983
Interest on borrowed money	21	19	78	67
Expenses of managed investment Entities	17	—	55	—
Other operating and general expenses	99	109	378	463

	980	890	3,808	3,508

Operating earnings before income taxes	176	235	689	812
Provision for income taxes(b)	67	78	266	282

Net earnings including noncontrolling interests	109	157	423	530

Less: Net earnings (loss) attributable to noncontrolling interests	(24)	(4)	(56)	11

Net earnings attributable to Shareholders	$133	$161	$479	$519

Diluted Earnings per Common Share	$1.23	$1.38	$4.33	$4.45

Average number of Diluted Shares	108.1	116.6	110.5	116.8
Footnote (b) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS, continued
(In Millions, Except Per Share Data)

	December 31,	December 31,
	2010	2009
Selected Balance Sheet Data:
Total Cash and Investments	$22,670	$19,791
Long-term Debt	$952	$828
Shareholders’ Equity(c)	$4,470	$3,781
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains(losses) on fixed maturities)(c)	$3,948	$3,733
Book Value Per Share:
Excluding appropriated retained earnings	$40.64	$33.35
Excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities	$37.54	$32.92

Common Shares Outstanding	105.2	113.4
Footnote(c) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months			Twelve Months
	ended			ended
	December 31,		Pct.	December 31,		Pct.
	2010	2009	Change	2010	2009	Change

Gross written premiums	$761	$725	5%	$3,589	$3,762	(5%)

Net written premiums	$564	$517	9%	$2,408	$2,311	4%

Ratios (GAAP):
Loss & LAE ratio	61%	57%		57%	49%
Expense ratio	25%	27%		31%	33%

Combined Ratio(Excluding A&E)	86%	84%		88%	82%

Total Combined Ratio	86%	84%		89%	83%

Supplemental: (d)
Gross Written Premiums:
Property & Transportation	$328	$275	19%	$1,778	$1,816	(2%)
Specialty Casualty	297	305	(3%)	1,295	1,394	(7%)
Specialty Financial	135	148	(9%)	514	557	(8%)
Other	1	(3)	—	2	(5)	—

	$761	$725	5%	$3,589	$3,762	(5%)

Net Written Premiums:
Property & Transportation	$247	$210	18%	$1,159	$872	33%
Specialty Casualty	188	192	(2%)	864	923	(6%)
Specialty Financial	111	99	12%	323	448	(28%)
Other	18	16	13%	62	68	(9%)

	$564	$517	9%	$2,408	$2,311	4%

Combined Ratio (GAAP):
Property & Transportation	82%	51%		88%	74%
Specialty Casualty	91%	119%		95%	93%
Specialty Financial	78%	71%		75%	74%

Aggregate Specialty Group	86%	84%		88%	82%

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$5	$5	$27	$52
Specialty Casualty	42	(32)	89	59
Specialty Financial	9	27	48	105
Other	(8)	(17)	6	(11)

	$48	$(17)	$170	$205

Points on Combined Ratio:
Property & Transportation	1	2	2	6
Specialty Casualty	20	(14)	10	6
Specialty Financial	9	21	11	20

Aggregate Specialty Group	7	(3)	7	8
Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months			Twelve months
	ended			ended
	December 31,		Pct.	December 31,		Pct.
	2010	2009	Change	2010	2009	Change

Retirement annuity premiums:
Fixed annuities	$110	$145	(24%)	$624	$494	26%
Bank annuities — direct	122	26	369%	483	314	54%
Bank annuities — indirect	113	—	—	254	—	—
Indexed annuities	257	152	69%	846	539	57%
Variable annuities	17	19	(11%)	73	87	(16%)

	619	342	81%	2,280	1,434	59%

Supplemental insurance	99	100	(1%)	402	390	3%
Life insurance	10	10	—	39	44	(11%)

Total statutory premiums	$728	$452	61%	$2,721	$1,868	46%

“Bank annuities-direct” represent premiums produced by financial institutions appointed directly by the Company. “Bank annuities — indirect” represent premiums produced through banks by independent agents or brokers appointed by the Company.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a) GAAP to Non GAAP Reconciliation-Components of core net operating earnings:

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2010	2009	2010	2009

P&C operating earnings	$158	$185	$581	$741

Annuity & supplemental insurance operating earnings	48	35	196	162

Interest & other corporate expense	(39)	(38)	(114)	(136)

Core operating earnings before income taxes	167	182	663	767
Related income taxes	56	61	230	274

Core net operating earnings	$111	$121	$433	$493

b) Operating income before income taxes includes $27 million and $64 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year for 2010, respectively.
c) Shareholders’ Equity at December 31, 2010 includes $326 million ($3.10 per share) in unrealized gains on fixed maturities and $197 million ($1.87 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholder’s Equity at December 31, 2009 includes $48 million ($.43 per share) in unrealized gains on fixed maturities.
d) Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.